Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the Effective Date (as defined in the Support Agreement referred to below) by and between SYNNEX Canada Limited, a corporation amalgamated under the laws of the Province of Ontario (hereinafter called the “Company”) and James A. Estill (hereinafter called “Employee”).

WHEREAS:

A.	Employee has been employed with EMJ Data Systems Ltd. (“EMJ”);

B.	A Retention Escrow Agreement between, among others, Company and Employee has been made and entered into as of July 14, 2004;

C.	A Support Agreement between, among others, Company and EMJ has been made an entered into as of July 14, 2004;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Employment. Company shall employ Employee and Employee shall perform services on behalf of Company as its employee as provided herein during the Employment Period. In this Agreement, “Employment Period” shall mean the period beginning on the Effective Date, and terminating the date on which Employee’s employment is terminated in accordance with the provisions of Section 11 hereof or upon the death of Employee, whichever occurs first.

2. Capacity and Services. Company shall employ Employee as President and Chief Executive Officer of Company. Employee shall perform such duties and have such authority as may from time to time be assigned, delegated or limited by Company’s Board of Directors (the “Board”) or the President and Chief Executive Officer of SYNNEX Corporation. Employee shall perform these duties in accordance with the charter documents and by-laws of Company, the instructions of the Board, the President and Chief Executive Officer of SYNNEX Corporation and Company policy. Employee shall diligently and faithfully serve Company and use Employee’s best efforts to promote the interests and goodwill of Company.

3. Full Time and Attention. Employee shall devote 100% of Employee’s business time to Employee’s duties hereunder, provided however that the Employee shall be entitled to engage in other commercial and community activities provided that those activities do not conflict with the Employee’s duties hereunder or are not adverse to the interests of Company, including without limitation, participation on boards of directors of other companies of which the Employee is as of the date hereof a director and such other entities as consented to by the Company in writing.

4. Salary. The base salary rate of Employee shall be CAD$110,000.00 per year, subject to withholdings and payable in accordance with Company’s usual payroll practices (“base salary”). Employee’s base salary and performance may be reviewed on an annual basis. In its sole discretion, Company may increase Employee’s base salary rate.

5. Discretionary Bonus. In addition to base salary, Employee will be eligible, but in no event entitled, to receive bonus compensation based on the discretion and profitability of Company and/or other criteria as may be determined at Company’s sole discretion from time to time. Bonus plans, entitlement and eligibility may be modified from time to time at the discretion of Company’s Board of Directors or SYNNEX Corporation, but in any event, shall be consistent with Company’s plans and practices for other senior executives of Company.

6. Executive Compensation. In addition to base salary, and in accordance with applicable plans, policies and programs, the Employee shall be eligible to participate in SYNNEX Corporation’s stock option plan and any other executive compensation programs that may be in place from time to time for senior executives of Company, on a basis consistent with other senior executives of Company.

7. Health and Welfare Benefits. Employee will be entitled to participate in Employee health benefit programs which are generally made available to senior executives of Company. Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits for its employees generally or for any group thereof, without any obligation to replace any such benefit with any other benefit, or to otherwise compensate Employee in respect thereof.

8. Vacation. Employee is entitled to take up to four weeks’ vacation per calendar year. Unless otherwise agreed in writing, vacation must be taken in the year in which it accrues, may not be carried over from year to year. The taking and timing of vacations shall be in accordance with Company’s policies and practices for senior Employees taking into consideration the needs of Company.

9. Expenses Incidental to Employment. Company shall promptly reimburse Employee in accordance with its normal policies and practices for Employee’s travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with Company’s business.

10. Proprietary Information and Inventions Agreement. Employee will comply with the terms of Company’s Proprietary Information and Inventions Agreement, attached hereto as Schedule “A”, the terms of which are incorporated herein by reference and together shall be referred to as this “Agreement”.

11. Non-Competition. During Employee’s employment with Company and for a period of two years thereafter, Employee shall not engage in any activity which is “in competition” with Company in Canada, provided however that if Employee is terminated following a change in control of Company said two year period shall be reduced to nil. For the purposes hereof, “in competition” means acting, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or shareholder of any entity that is in competition with the products or services from time to time being designed, developed, licensed, marketed or sold by Company.

12. Termination.

(a)	Cause. Company may immediately terminate the employment of Employee at any time for Cause by providing written notice to Employee of Employee’s immediate termination of employment. If Company terminates the employment of Employee for Cause under this Section 11(a), Employee’s benefits shall cease and Company shall not be obligated to make any further payments under this Agreement except amounts due and owing at the time of the termination. Without limiting the foregoing, any one or more of the following events shall constitute Cause:

(i)	theft, dishonesty, or breach of law by Employee;

(ii)	any material breach or default of Employee’s obligations hereunder, or any material neglect of duty, misconduct or disobedience of Employee in discharging any of Employee’s duties and responsibilities hereunder;

(iii)	Employee’s acceptance of a gift of any kind, other than gifts of nominal or inconsequential value, from any source directly or indirectly related to Employee’s employment with Company, except if the acceptance of such a gift is in the ordinary course of business in the industry of Company provided that Employee provides notice to Company’s Board of Directors’ of his acceptance of such a gift;

(iv)	any failure of or refusal by Employee to comply with the reasonable and lawful policies, rules and regulations of Company; or

(v)	anything or any behaviour on the part of Employee that constitutes just Cause at law in accordance with the laws of the Province of Ontario.

(b)	Resignation. Employee shall give Company 30 days’ written notice of the resignation of Employee’s employment hereunder and, subject to the following sentence, Employee’s employment shall terminate on the date specified in the notice. Upon receipt of Employee’s notice of resignation, or at any time thereafter, Company shall have the right to elect to pay Employee’s base salary for the remainder of the notice period and continue Employee’s benefits for the period of notice (subject to any exclusions required by Company’s insurers), and if Company so elects, Employee’s employment shall terminate immediately upon such payment.

(c)	Disability. “Disability” as used in this Agreement shall mean a physical or mental incapacity of Employee that has prevented Employee from performing the essential duties customarily assigned to Employee, with all reasonable accommodations required by law, for 180 days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of Company’s Board of Directors, acting reasonably, is likely to continue. If Company determines that Employee has suffered any Disability, Company may terminate Employee’s employment by notice given to Employee. If Employee’s employment terminates by reason of notice given under this Section 11(c), Employee shall receive, in lieu of all amounts otherwise payable hereunder (except for amounts earned but not yet paid to Employee through the date of such Disability), compensation at Employee’s base salary rate for a 3-month period following the date of Disability. If and for so long as Employee is eligible and meets any conditions of Company’s plans and policies, Employee will be entitled to long-term disability benefits.

(d)	Termination on Notice. Company may terminate the employment of Employee at any time without Cause, by prior written notice or pay in lieu of notice given to Employee in accordance with applicable employment laws and the common law of the Province of Ontario. Company will recognize Employee’s service with EMJ for the purpose of determining the period of notice.

(e)	Resignation for Good Reason. Employee may resign his employment hereunder for Good Reason upon written notice to Company specifying the reasons for resigning for Good Reason. If Employee resigns his employment hereunder for Good Reason, Employee shall be entitled to a payment in lieu of notice in accordance with applicable laws of the Province of Ontario as if Employee’s employment had been terminated without Cause and without prior notice. For the purposes of this Agreement, resignation for “Good Reason” means a resignation by Employee due to a:

(i)	significant or material diminution in Employee’s authority, duties or responsibilities normally associated with Employee’s position, that is not cured within 10 days of written notification thereof to Company by Employee;

(ii)	significant or material change in Employee’s current reporting relationships without prior reasonable notice (which is to be calculated in accordance with paragraph 11(d) hereto), that is not cured within 10 days of written notification thereof to Company by Employee; or

(iii)	reduction by Company of Employee’s base salary rate.

(f)	Employee’s health and welfare benefit coverage shall cease upon termination of Employee’s employment pursuant to Sections 11(d) or 11(e), except that where the employment is terminated by pay in lieu of notice, benefit coverage (subject to any exclusions required by Company’s insurers) shall continue only until the expiry of the notice period or until Employee commences other employment, whichever occurs first. For the purposes of this Section 11 and Company’s obligations, “pay in lieu of notice” of “payment in lieu of notice” shall be at Employee’s base salary rate and shall not include any bonus, incentive, executive compensation, stock options, or other discretionary income or benefits, and shall be paid in a lump sum promptly following Employee’s termination of employment subject to dispute as to the length of notice period for which payment is to be made. The notice or payments provided for in this Section 11 shall be inclusive of Employee’s entitlement to notice, termination pay, and severance pay under the Employment Standards Act, 2000, shall satisfy all of Company’s obligations in relation to the termination of Employee’s employment and shall be accepted and received by Employee in lieu of any other notice, pay in lieu of notice, termination pay, severance pay, claim or cause of action for damages relating to the termination of Employee’s employment. Employee acknowledges and agrees that the provisions of Section 11 are fair and reasonable, subject to dispute as to the length of notice period for which payment is to be made, and are the result of negotiation.

(g)	Employee shall be entitled to all earned but unpaid base salary and payments in respect of expenses subject to reimbursement accrued or incurred up to and including the date on which notice of termination or resignation is given.

13. Results of Termination. Upon termination of Employee’s employment, this Agreement shall remain in force except that the provisions of 2, 3, 4, 5, 6, 7 and 8 shall terminate, and Company shall have no further obligations or responsibilities to Employee hereunder or under any of Company’s employee benefit programs except as expressly provided in Section 11, and nothing herein contained shall be construed to limit or restrict in any way Company’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Agreement of Employee’s employment.

14. Representations and Warranties. Employee represents and warrants to Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which Employee is a party or by which Employee or Employee’s property is bound. Employee shall defend, indemnify and hold Company harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness of breach of the representations and warranties in this Section 13.

15. Rights and Remedies. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

16. Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

17. Severability. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.

18. Notices. Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by fax, or other similar means of electronic communication, in each case to the applicable address set out below:

(a)		if to Company, to:
SYNNEX Canada Limited
44201 Nobel Drive
Fremont, CA 94538
	Attn:	Chief Financial Officer
General Counsel
Fax: (510) 656-3333

(b)		if to Employee, to:
James A. Estill
c/o EMJ Data Systems Ltd.
7067 Wellington Rd. 124
RR6, Guelph, Ontario, Canada N1H 6J3
Attn: Jim Estill
Fax: (519) 837-1479

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered by 5:00 p.m. on that day. Otherwise, the communication shall be deemed to have been given and made and to have been received on the next following business day. Any party may from time to time change its address under this Section 17 by notice to the other party given in the manner provided by this section.

19. Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company provided only that Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Employee by Employee’s signature hereto expressly consents to such assignment. Employee shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of Employee’s rights or obligations under this Agreement without the prior consent of Company, which may be arbitrarily withheld.

20. Entire Agreement. This Agreement and its Schedules, and applicable provisions of the Retention Escrow Agreement constitute the entire agreement and understanding with respect to the employment of Employee by Company and related covenants and supersedes any and all prior agreements and understandings, whether oral or written, relating thereto. This Agreement shall not be modified or amended except by written agreement signed by Employee and by a representative of Company pursuant to a duly adopted resolution of its Board of Directors approving such modification or amendment

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

22. Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

23. Full Satisfaction. The terms set out in this Agreement, provided that such terms are satisfied by Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which Employee has or may have upon the termination of Employee’s employment and the compliance by Company with these terms will effect a full and complete release of Company and its parent and their respective affiliates, associates, subsidiaries and related companies from any and all claims which Employee may have for whatever reason or cause in connection with Employee’s employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, Employee specifically agrees to deliver upon request appropriate resignations from all offices and positions with Company and its parent and their respective affiliated, associated, subsidiary or related companies if, as and when requested by Company upon termination of Employee’s employment within the circumstances contemplated by this Agreement.

24. Acknowledgement. Employee acknowledges that:

(a)	Employee’s obligations under this Agreement are in addition to and not in substitution of any fiduciary duty Employee may owe to Company, its parent and/or its affiliates;

(b)	Employee has read and understands the terms of this Agreement and the obligations hereunder;

(c)	Employee has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement; and

(d)	Employee has received a fully executed original copy of this Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement.

Date: July 14, 2004

/s/ Pamela Hughes	/s/ James A. Estill
Witness	James A. Estill

Date: July 14, 2004	SYNNEX Canada Limited

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	General Counsel and Corporate Secretary

Schedule “A”

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following Agreement confirms certain terms of my employment with SYNNEX Canada Limited, (hereafter referred to as “SYNNEX” or “the Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. The headings contained in this Agreement are for convenience only, have no legal significance, and are intended to change or limit this Agreement in any matter whatsoever.

A. Definitions

1. The “Company”

As issued in this Agreement, the “Company” refers to SYNNEX and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all term of this Agreement apply to me regardless of whether I am employed by or work for SYNNEX or any other subsidiary or affiliated company of SYNNEX. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

2. “Proprietary Information”

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.

“Proprietary Information” includes, but is not limited to information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works or authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

I understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

3. “Company Documents and Materials”

I understand that the Company possesses or will posses “Company Documents and Materials” which are important to its business. For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information of any other information concerning the business, operations or plan of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Material” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebook, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

B. Assignment of Rights

All Proprietary Information, and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation; intellectual property rights) anywhere in the world in connection with Proprietary Information, is and shall be the sole property of the Company. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

C. Maintenance and Return of Company Documents and Materials

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. All Company Documents and Material are and shall be the sole property of the Company.

I agree that during my employment by the Company, I will not remove any Company Documents and Material from the business premises of the Company or deliver any Company Document and Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Material, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any material previously distributed generally to stockholders of the Company; (iii) my copy of this Agreement.

D. Disclosure of Inventions to the Company

I will promptly disclose in writing to my immediate supervisor or to such other person designated by the Company all “Inventions”, which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.

E. Rights to New Ideas

1. Assignment of Inventions to the Company

I agree that all Inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of The Company. I also agree to assign and release all interests in any such Inventions to The Company and to execute all documents required to apply for and obtain Letters Patent or copyright in Canada or in any other country.

The assignment shall not extend to Inventions, the assignment of which is prohibited by any applicable law.

2. Works Made for Hire

The Company shall be the sole owner of all patents, patents rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell, and distribute such prior Invention as part of or in connection with such product, process or machine.

3. Cooperation

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance of cooperation in legal and proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related finding and to do all other lawfully permitted acts to further the purposes set forth above in the Subsection 1, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

4. Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

5. List of Inventions

I have attached hereto as Exhibit A a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of signing this Agreement.

F. Non-Solicitation of Company Employees

During the term of my employment and for one (1) year thereafter (the “Applicable Period”), I will not directly or indirectly encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other company, or to otherwise alter his, her of their relationship with Company. In accordance with this restriction, I will not interview or provide any input to any third party regarding any such person during the Applicable Period. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

G. Company Authorization for Publication

Prior to submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

H. Duty of Loyalty

I agree that, during my employment with the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of my manager and the Human Resources Manager responsible for the organization in which I work.

I. Former Employer Information

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulation of the Company.

J. Severability

I agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

K. Authorization to Notify New Employer

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

L. Effective Date

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

M. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable to that province, and should be treated, in all respects, as an Ontario contract.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

July 14, 2004	/s/ James A. Estill
Date	James A. Estill

EXHIBIT A

1.	The following is a complete list of all inventions or improvement relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

☒	No Inventions or improvements

☐	See below: Any and all inventions regarding

☐	Additional sheets attached

2.	I propose to bring to my employment the following material and documents that I obtained during the period of my prior employment. These materials and documents are not the property of any third party and are not subject to any restrictions under any non-disclosure agreement or other agreement limiting their use.

☒	No materials or documents

☐	See below:

July 14, 2004	/s/ James A. Estill
Date	James A. Estill